UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 31, 2007
CEPHEID
(Exact name of Registrant as specified in its charter)

California (State or other jurisdiction of incorporation)	000-30755 (Commission file number)	77-0441625 (I.R.S. Employer Identification No.)
904 Caribbean Drive, Sunnyvale, CA                    94089
(Address of principal executive offices)                    (Zip Code)
(408) 541-4191
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.
     On December 31, 2007 (the “Employment Termination Date”), Cepheid entered into an agreement (the “Agreement”) with John R. Sluis, its former Senior Vice President of Finance and Chief Financial Officer, whose retirement was previously disclosed by Cepheid in a Current Report on Form 8-K filed with the Commission on November 1, 2007.
     Under the Agreement, for twelve months following the Employment Termination Date (the “Consulting Period”), Mr. Sluis will provide consulting services to Cepheid on a part-time basis and will continue to receive his current salary, payable on Cepheid’s normal pay dates for its consultants, representing an aggregate of $324,000 in cash payments. The Agreement also provides that during the Consulting Period, Mr. Sluis’ options to purchase shares of Cepheid’s common stock will continue to vest according to the schedules set forth in each such option. At the conclusion of the Consulting Period, provided Mr. Sluis has completed his duties to the satisfaction of Cepheid’s Chief Executive Officer, an additional 24,000 then-unvested shares that are subject to such options will become vested and exercisable. The Agreement further provides that during the Consulting Period, Cepheid will pay Mr. Sluis’ insurance premiums on his existing health insurance under COBRA, if he elects to continue such coverage. If Cepheid undergoes a change of control transaction on or before September 30, 2008, the Agreement provides that Mr. Sluis will receive full acceleration of all of his unvested stock options and a lump sum cash payment equal to the amount he would have received if he had continued his services as a consultant through March 31, 2009. The Agreement contains a general release of claims in favor of Cepheid.
     A copy of the Agreement will be filed as an exhibit to Cepheid’s Form 10-K for the year ended December 31, 2007. The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cepheid
Date: January 3, 2008	By:	/s/ John L. Bishop
		Name:	John L. Bishop
		Title:	Chief Executive Officer